Exhibit 10.2

HANOVER AGREEMENT

This Hanover Agreement (this “Agreement”) is made as of this 13th day of March, 2014 (the “Effective Date”) by and between (i) William S. Orosz, Jr., an individual (“Orosz”), solely for the purpose of Section 10 and Section 16 hereof; (ii) Hanover Land Company, LLC, a Florida limited liability company (“HLC”), together with the following affiliates of HLC: Hanover Aldea Reserve, LLC, a Florida limited liability company, Hanover Avalon Reserve, LLC, a Florida limited liability company, Hanover Barrington Estates, LLC, a Florida limited liability company, Hanover Black Lake, LLC, a Florida limited liability company, Hanover Emerald Lake, LLC, a Florida limited liability company, Hanover Hammock Trails I, LLC, a Florida limited liability company, Hanover Marbella, LLC, a Florida limited liability company, Pines at Lake Apopka, LLC, a Florida limited liability company, Spring Ridge Estates, LLC, a Florida limited liability company, and Blue Lake Estates, LLC, a Florida limited liability company, each with an address for purposes hereof at c/o Hanover Land Company, LLC, a Florida limited liability company, 2420 South Lakemont Avenue, Suite 450, Orlando, FL 32814 (collectively, “Hanover Sellers” and collectively, together with Orosz, the “Hanover Parties”), and (iii) AVH Acquisition, LLC, a Florida limited liability company, with an address for purposes hereof at 5323 Millenia Lakes Boulevard, Suite 200, Orlando, Florida 32839 (“Assignee”), and AV Homes, Inc., a Delaware corporation (“AV” collectively, together with Assignee, “AV Parties”).

RECITALS:

1. Royal Oak Homes, LLC, a Florida limited liability company (“Royal Oak”), HLC, and AV are parties to that certain Letter of Intent dated January 30, 2014 (the “LOI”); setting forth certain essential terms and conditions under which, among other things, AV Homes, Inc. or a wholly-owned affiliate thereof, may acquire all or substantially all of the assets of Royal Oak and certain land positions from HLC, or certain of its affiliates, including, but not limited to the Hanover Sellers, each of whom are under common control with Royal Oak;

2. On even date herewith Royal Oak and AV Parties are entering into that certain Asset Purchase Agreement (the “APA”) for the sale of substantially all of the assets of Royal Oak to AV Parties; and

3. The LOI and APA contemplate that the parties hereto would enter into this Agreement to set forth, among other things, the terms and conditions pursuant to which (i) certain of the Hanover Sellers would enter into direct contracts with Assignee for the sale by Hanover Sellers and purchase by AV Parties of certain properties further described in detail on Exhibit A attached hereto and incorporated herein by reference, which may either be in the form of (a) a lot “take down” transaction, with periodic closings to occur over a period of time, (b) a bulk transfer of real estate concurrently with the Closing or upon the satisfaction of certain conditions thereafter, or (c) a transfer of real estate assets currently under contract by HLC but not yet owned by Hanover Sellers, which shall be expressly conditioned upon the acquisition of such assets by Hanover Sellers (collectively, each in the form mutually agreed to by Hanover Sellers and AV Parties and executed concurrently with this Agreement, the “New Land Contracts”), which real property, including all buildings, structures, installations, fixtures, and other improvements situated thereon and all access, easements, rights of way, alleys, strips or gores adjoining the real estate, air, water, mineral, riparian, development, utility, and other rights, entitlements, and appurtenances of seller therein or thereunto pertaining, including, all accessions, privileges, and incentives, together with any and all fixtures attached to or used in connection with the ownership, maintenance, or operation of the real estate or improvements located thereon, is currently or to be owned by such Hanover Sellers prior to Closing, or currently under contract and contemplated to be acquired by Hanover following Closing (collectively, the “New Land Contract Property” and, to the extent owned by Hanover Sellers as of the date hereof, the “Hanover Real Property”); (ii) Hanover Sellers will grant Assignee rights of first offer and rights of first refusal with respect to all single family residential land acquisitions and projects for two (2) years following the closing date under the APA; and (iii) AV Parties would enter into certain other agreements with Hanover Sellers and Orosz as provided herein.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. DEFINITIONS; RECITALS. All capitalized terms not defined herein shall have the meanings given to them in the APA. The recitals set forth above are true and correct.

2. TRANSACTIONS. Hanover Sellers and Assignee do hereby agree to enter into the New Land Contracts on the Closing Date for the purchase and sale of the New Land Contract Property, and to grant the right of first refusal and right of first offer with respect to the Restricted Property contained herein during the Option Period on terms set forth in Section 11 hereof.

3. CLOSING OF TRANSACTION. The joint execution and remittance of all applicable deposits pursuant to the New Land Contracts for each New Land Contract Property by the appropriate Hanover Sellers and AV Parties as contemplated herein, and the Closing of the transactions otherwise herein contemplated, together with the payment of any sums of money due hereunder and deliveries required herein and pursuant to the New Land Contracts, as applicable, shall take place simultaneously with the Closing under the APA.

4. REPRESENTATIONS AND WARRANTIES OF HANOVER SELLERS. Hanover Sellers represent and warrant to AV Parties that the following statements are true and correct as of the date hereof and as of the date of Closing:

(a) Organization, Standing and Power. Each of the Hanover Sellers is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida, has all requisite limited liability company power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted. Each of the Hanover Sellers is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that would not result in a material adverse change, event, circumstance, occurrence, fact or development with respect to, or material adverse effect on (i) the business, condition

(financial or otherwise), assets, properties, liabilities, operations, or results of operations of Hanover Sellers or (ii) the ability of Hanover Sellers to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the foregoing shall not include any change, event, development, effect, occurrence, fact or circumstance resulting from, arising out of, or related to (A) changes or conditions in, or generally affecting, any industry in which Hanover Sellers participate or from generally prevailing conditions in global economies, provided that such conditions do not have a materially disproportionate effect or impact on Hanover Sellers, (B) the taking of any action required to comply with the terms of this Agreement, or (C) the taking of any action approved or consented to in writing by Parent or Buyer.

(b) Authority; No Conflict; Required Filings and Consents.

(i) Each of the Hanover Sellers have the company power and authority to execute and deliver this Agreement and each other document to be executed by it in connection herewith (each a “Hanover Seller Ancillary Document” and to perform its obligations hereunder and thereunder, all of which as of the Closing shall have been duly authorized by all requisite company action. No further company or member action on the part of Hanover Sellers is necessary to authorize the execution, delivery and performance of this Agreement and each Hanover Seller Ancillary Document by Hanover Sellers and the consummation by Hanover Sellers of the transactions contemplated hereby and thereby. This Agreement has been, and at Closing each Hanover Seller Ancillary Document will be, duly executed and delivered by Hanover Sellers (as applicable) and, assuming that this Agreement and each Hanover Seller Ancillary Document is duly and validly authorized, executed, and delivered by the other parties hereto and thereto, constitutes, or will constitute (as applicable), a valid and binding agreement of Hanover Sellers (as applicable), enforceable against each of them in accordance with its terms, subject to any applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Applicable Laws affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(ii) The execution and delivery of this Agreement by Hanover Sellers do not, and the consummation by Hanover Sellers of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of formation or limited liability company agreement of Hanover Sellers, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit) under, require a consent or waiver under (except as expressly set forth in the body of this Agreement or the New Land Contracts each of which will be satisfied on or before Closing), require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge, or other instrument or encumbrance (“Liens”) on Hanover Sellers’ assets under, any of the terms, conditions, or provisions of any contract, agreement instrument, or obligation to which Hanover Sellers are a party or by which Hanover Sellers or any of their respective properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule, or regulation applicable to Hanover Sellers or any of their respective properties or assets.

(iii) Except as contemplated to be obtained by Hanover Sellers hereunder or under the New Land Contracts, no consent, approval, license, permit, order, or authorization of, or registration, declaration, notice, or filing with, Governmental Authority is required by or with respect to Hanover Sellers in connection with the execution and delivery of this Agreement by Hanover Sellers or the consummation by Hanover Sellers of the transactions contemplated by this Agreement.

(c) Litigation. As of the date of this Agreement, there is no lawsuit or other legal proceeding pending or, to the knowledge of Hanover Parties, threatened, against Hanover Parties challenging the transactions contemplated by this Agreement.

(d) Hanover Real Property. Exhibit A attached hereto and incorporated herein by reference sets forth a true and correct list of all New Land Contracts, and further sets forth a schedule of (i) all of the owners of such real property, (ii) all of the closings of lots or portions of real property to occur under each such New Land Contract, (iii) the purchase price(s) for the real property, (iv) the deposit to be held in connection therewith, and (v) a development status of each parcel or portion of New Land Property.

5. REPRESENTATIONS AND WARRANTIES OF AV PARTIES. AV Parties represent and warrant to Hanover Parties that the following statements are true and correct as of the date hereof and as of the date of Closing:

(a) Organization, Standing and Power. AV Parties are each duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation, have all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on their business as now being conducted, and are duly qualified to do business and, where applicable as a legal concept, are in good standing as a foreign corporation in each jurisdiction in which the character of the properties they own, operate or lease or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Parent Material Adverse Effect.

(b) Authority; No Conflict; Required Filings and Consents.

(i) AV Parties have all requisite corporate or company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by AV Parties has been duly authorized by all necessary corporate action on the part of AV Parties. This Agreement has been duly executed and delivered by AV Parties and constitutes the valid and binding obligation of AV Parties, enforceable against each of them in accordance with its terms, subject to the any applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Applicable Laws affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(ii) The execution and delivery of this Agreement by AV Parties does not, and the consummation by AV Parties of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the article or certificate of incorporation or bylaws of AV Parties, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on AV Parties’ assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which AV Parties is, or are, a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 4.2(c) of the APA, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to AV Parties or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of Section 4.2(b) of the APA for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(iii) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority or any stock market or stock exchange on which shares of Parent’s common stock are listed for trading is required by or with respect to Parent or Assignee in connection with the execution and delivery of this Agreement by AV Parties or the consummation by AV Parties of the transactions contemplated by this Agreement, except for customary public company disclosures to the Securities and Exchange Commission and Nasdaq.

(iv) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

(c) Litigation. As of the date of this Agreement, there is no lawsuit or other legal proceeding pending or, to the knowledge of AV Parties, threatened, against AV Parties challenging the transactions contemplated by this Agreement.

(d) Financing. AV Parties have access to sufficient funds to perform all of their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

6.	ACTIONS TO CLOSE TRANSACTION.

(a) Subject to the terms hereof, Hanover Sellers and AV Parties shall each use their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill and cause to be satisfied, the conditions in Section 8 but with no obligation to waive any such condition) and to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Hanover Sellers or AV Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under (A) any applicable federal or state securities laws and (B) any other Applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) At or prior to Closing, each of Hanover Sellers and AV Parties (as applicable) shall give any notices to third parties, and use, and cause their affiliates and subsidiaries, as applicable, to use, their commercially reasonable efforts to obtain any third-party consents required in connection with the transactions contemplated by this Agreement that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed hereunder, or (iii) required to prevent the occurrence of an event that would reasonably be expected to have a material adverse effect prior to or after the Effective Date.

7. PUBLIC DISCLOSURE. Hanover Sellers acknowledges that AV Parties intend to issue a press release and make public filings that include this Agreement and a summary of its terms. AV Parties will consult with Hanover Sellers before issuing its initial press release. Hanover Sellers shall not make any press release or other public statement regarding this Agreement without the prior consent of AV Parties.

8. CLOSING DELIVERIES

(a) Closing Deliveries of Hanover Sellers. Concurrently with the execution of this Agreement, Hanover Sellers shall deliver to Parent and Buyer each of the items contemplated to be so delivered by this Agreement, including each of the following items:

(i) each of the New Land Contracts;

(ii) an assignment and assumption from Royal Oak to Hanover Sellers (as applicable) of the purchase agreements for the Overlook and Eagle Pointe properties;

(iii) a termination of the Purchase and Sale Agreement between Royal Oak and Hanover Sellers (as applicable) for the property to be acquired directly by Buyer (i.e. located within the subdivisions known as Barrington Estates, Hammock Trails and Avalon Reserve) pursuant to this Agreement and the New Land Contracts; and

(iv) all other documents as Parent or the title company may reasonably request to facilitate the consummation of the transactions contemplated by this Agreement, including, as applicable, customary closing certificates, curative instruments, estoppel certificates, or other documents necessary to satisfy the requirements set forth in the title commitments, to the extent applicable to the “seller” thereunder.

(b) Closing Deliveries of Parent and Buyer. Concurrently with the execution of this Agreement, Parent and Buyer shall deliver to Seller each of the items contemplated to be so delivered by this Agreement, including each of the following items:

(i) Each of the New Land Contracts, and the payment of the purchase price or, as applicable, the earnest money deposit, set forth therein;

(ii) the APA and all documents entered in connection therewith requiring Buyer’s or Parent’s signature;

(iii) a resolution authorizing the transactions contemplated hereby and pursuant to each New Land Contract;

(iv) to the extent applicable, counterparts to each of the documents listed in Section 8(a); and

(v) all other documents as Hanover Sellers or the title company may reasonably request to facilitate the consummation of the transactions contemplated by this Agreement, or other documents necessary to satisfy the requirements set forth in the title commitments, to the extent applicable to the “buyer” thereunder.

9. OBLIGATIONS UNDER THE NEW LAND CONTRACTS. At Closing, Assignee agrees to execute and deliver the New Land Contracts, to place all applicable deposits to be paid as of the date of Closing pursuant to the New Land Contracts, to pay the purchase price and related amounts due the Hanover Sellers for the Hanover Real Property being acquired as of the Closing in accordance with the terms of the applicable New Land Contracts, including, without limitation, the reimbursement of prepaid impact fee credits, and replacing performance bonds and letters of credit (or otherwise entering into an escrow agreement with respect to such performance bonds and letters of credit as agreed by the parties (as applicable)), in each case as applicable, for which Buyer has received an estoppel or appropriate alternate assurances in the form customarily provided by applicable Governmental Authority in form reasonably acceptable to Buyer (and if not received, such funds shall be disbursed to Hanover Sellers (as applicable) subject to reimbursement pursuant to an indemnity and closing agreement entered by such parties in the event that Buyer is unable to obtain the benefit of the same), and as set forth therein and as set forth in the closing statement(s) agreed to and entered by the parties.

10. OROSZ AGREEMENTS.

(a) Office Use. From the Closing Date until December 31, 2014, AV Parties shall (i) allow Orosz a license to use the current office utilized by Orosz within the office space located at 2420 South Lakemont Avenue, Suite 450, Orlando, Florida, together with reasonable access to and use of the appurtenances and amenities thereto (i.e. – restroom, copy room, kitchen facilities, etc…) (collectively, the “Office Premises”), at no charge to Orosz, (ii) grant to Orosz the right to license one (1) cubicle and/or office from AV Parties within the Office Premises, on terms and conditions agreed to by Orosz and AV Parties, and (iii) otherwise provide Orosz and his designated licensee with access to the Office Premises in the same manner and to such extent as AV Parties has access to the Office Premises. Orosz agrees to accept such office space in its “as is” condition on the Closing Date and acknowledges that AV Parties shall have no obligation to prepare the space for Orosz’s occupancy or use. Orosz will be entitled to use the “common areas” of premises which are leased by AV Parties, in common with other occupants and will have the right to use a parking space, on an unreserved and if available basis. Orosz agrees to comply with any and all property rules and regulations; to maintain, replace and repair the furniture, fixtures and equipment located within such office space; and to not interfere with AV Parties’ business when using such office space. Upon the termination date, Orosz agrees to immediately surrender the office space, subject to normal wear and tear. The license granted to Orosz under this section is personal and Orosz may not assign the right, or otherwise sublease or permit any other person or entity to use the office space. If requested by either Orosz or AV Parties, the parties agree to promptly enter into a commercially reasonable form of license agreement in connection with the Closing, or at any point thereafter, to give effect to the terms and provisions of this Section 10(a).

(b) Information Technology.

(i) AV Parties acknowledge that certain HLC information, books and records, information technology, electronic mail, hard drives, and similar information are stored in common with the records of Royal Oak that will be acquired by AV Parties at the Closing. Any such information that relates solely to HLC (and not Royal Oak or its business, properties or assets subject to the APA) (the “Hanover Information”) shall remain the separate property of HLC from and after the Closing. Notwithstanding the conveyance of such information owned by Royal Oak to AV Parties in connection with the Closing, for a period of one hundred and twenty (120) days following the Closing, AV Parties shall provide Orosz and HLC, together with their IT and related consultants, with reasonable access to the Hanover Information in a manner not disruptive to the business or operations of the AV Parties, and the right to remove, transfer, access, and, if desired by Orosz or HLC, destroy, the Hanover Information, in each case at the expense of Orosz or HLC and subject to such procedures and security precautions that the AV Parties may reasonably require. Orosz and HLC shall remove or destroy any Hanover Information they wish to retain as promptly as practicable but in any event within one hundred and twenty (120) days of the date hereof, and any Hanover Information not so removed or destroyed within the foregoing one hundred and twenty (120) day timeframe shall be deemed abandoned by Orosz and HLC, and may be promptly destroyed or discarded by AV Parties, but shall nevertheless remain confidential to the extent it represents confidential and proprietary information of Orosz or HLC.

(ii) Orosz, HLC and their related consultants may not remove, transfer, access or destroy any information, books and records, information technology, electronic mail, hard drives, and similar information of AV Parties (including that acquired from Royal Oak), and shall maintain in confidence and shall not use to the detriment or competitive disadvantage of the AV Parties or their Affiliates any such information or materials which they otherwise have access to in connection with this Section 10(b). AV Parties shall further maintain in confidence and shall not use to the detriment or competitive disadvantage of Orosz or HLC any of the Hanover Information which AV parties may nevertheless have access to in connection with this Section 10(b).

(iii) AV Parties make no representations or warranties of any kind, implied or expressed, with respect to such information technology or other systems and shall not be responsible for any loss or destructions of the Hanover Information, provided that AV Parties shall not willingly destroy such Hanover Information, subject to Section 10(b)(i). Orosz and HLC shall be responsible for any damage or losses caused by them or their consultants to the information technology or other systems of the AV Parties (including those acquired from Royal Oak).

(c) COBRA Continuation. If Orosz is eligible for, and takes all steps necessary to continue, Orosz’s group health insurance coverage with Seller (as defined in the APA) following the Closing Date (including completing and returning the forms necessary to elect COBRA coverage), then AV Parties shall reimburse Orosz for the portion of the premium costs for such coverage that Seller (as defined in the APA) would have paid if Orosz had remained employed by the Seller (as defined in the APA) after the Closing Date, at the same level of coverage that was in effect as of immediately prior to the Closing Date, through the earliest of: (A) the six-month anniversary of the Closing Date, (B) the date Orosz becomes eligible for group health insurance coverage from any other employer, or (C) the date Orosz is no longer eligible to continue Orosz’s group health insurance coverage with Seller (as defined in the APA) under Applicable Law. This provision shall survive the Closing.

(d) Three-Year Non-Compete.

(i) In exchange for the consideration that Orosz is receiving in connection with AV Parties’ purchase of Purchased Assets pursuant to the Asset Purchase Agreement and in connection with the transactions contemplated by this Agreement, and to ensure that AV Parties receives the expected benefits of acquiring the Business, Orosz agrees that (subject to the other terms of this Section 10), throughout the period that begins at the Closing and ends on the third anniversary of the Closing Date (the “Orosz Restricted Period”), neither Orosz, any entity employing Orosz, nor any entity controlled by or under common control with Orosz, directly or indirectly:

(1) engage in the business of building and selling any individual residential homes with a sales price of less than $750,000 in the markets in which AV Parties or their Affiliates operate as of the Date hereof located within the State of Florida (the “Restricted Business”);

(2) own, operate, solicit, be a partner, stockholder, co-venturer or otherwise invest in (except owning or acquiring 5% or less of the outstanding voting securities of a public company), lend money to, consult with, manage or render services to, act as agent for, license any Intellectual Property to, or acquire or hold any interest in, any Person that engages in the Restricted Business; or

(3) employ, solicit for employment or otherwise attempt to employ any employee or independent contractor of AV Parties or their Affiliates or otherwise interfere with or disrupt any such employment relationship (contractual or other) of AV Parties or their Affiliates; provided, that, this Section 10(d)(i)(3) shall not prohibit (i) the engagement of Ben Snyder and Rick Perkinson as consultants pursuant to the Professional Services Agreement of even date herewith (the “Professional Services Agreement”) by and between HLC and Avatar Properties, Inc., (ii) Permitted Employment Arrangements, or (iii) for the avoidance of doubt, the non-exclusive engagement of vendors or subcontractors as independent contractors.

(4) “Permitted Employment Arrangements” means the employment or solicitation for employment by HLC of Matthew Orosz, Stephen Orosz, Colby Franks, Ben Snyder and/or Rick Perkinson solely to the extent (A) ROH would be expressly permitted under Section 6.2 of the APA to employ or solicit for employment such persons, (B) a Seller Member would be expressly permitted under Section 6.2 of the APA to engage in the activities actually or contemplated to be within the scope of such employment, (C) neither such employment (at the time of such employment and at the time of any solicitation for employment) nor the activities actually or contemplated to be within the scope of such employment is not restricted under any employment agreement between AV Parties, and (D) with respect to Ben Snyder and Rick Perkinson, such employment is expressly permitted under the Professional Services Agreement.

(ii) Orosz specifically acknowledges and agrees that (i) this Section 10 is reasonable and necessary to ensure that AV Parties receive the expected benefits of acquiring the Business; (ii) AV Parties have refused to enter into this Agreement or the Asset Purchase Agreement in the absence of such provisions; and (iii) breach of such provisions will harm AV Parties to such an extent that monetary damages alone would be an inadequate remedy and AV Parties would not have an adequate remedy at law. Therefore, in the event of a breach by Orosz of this Section 10, (A) AV Parties (in addition to all other remedies AV Parties may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining Orosz from committing or continuing such breach and to enforce specifically this Agreement and its terms and (B) the duration of the Orosz Restricted Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

(e) Notwithstanding the foregoing terms of this Section 10, the provisions set forth in Section 10(d) shall be void and of no further force and effect without any further required action by the parties to this Agreement if Buyer defaults under any New Land Contract pursuant to which Buyer is acquiring New Land Contract Property under a rolling take down schedule (i.e. Barrington Estates Phase II, Blue Lake Estates and Spring Ridge Estates) any time following the initial closing thereunder, and Buyer fails to cure such default pursuant to the applicable notice, cure and grace period provided for therein, resulting in the termination of such New Land Contract; provided, that, in such case, the provisions of Sections 10(a), 10(b), and 10(c) above shall continue in full force and effect.

11. RIGHT OF FIRST REFUSAL/RIGHT OF FIRST OFFER. For a period of two (2) calendar years from the Closing Date (the “Option Period”), if the Hanover Sellers, or any affiliate or subsidiaries thereof (collectively, the “Hanover Option Parties”), owns any single family residential land projects in the State of Florida (the “Restricted Property”), then AV Parties shall have a right of first offer and/or right of first refusal with respect to said Restricted Property as follows:

(a) Right of First Refusal. If any of the Hanover Option Parties, receive an unsolicited offer to purchase all or any portion of the Restricted Property on terms and conditions satisfactory to such Hanover Option Party, the Hanover Option Party shall promptly provide written notice to AV Parties of the Hanover Option Party’s intent to sell said Restricted Property (the “ROFR Notice”), which ROFR Notice shall specify the terms, conditions and purchase price offered by the unsolicited offeror. If AV Parties desires to accept such offer, within ten (10) days after AV Parties receipt of the ROFR Notice, AV Parties shall give Hanover Option Parties written notice of such effect (the “ROFR Acceptance Notice”). In the event that AV Parties gives a ROFR Acceptance Notice within the specified time period provided above, then the Hanover Option Parties and AV Parties shall cooperate in good faith, to enter into a purchase agreement within thirty (30) days after the giving of such ROFR Acceptance Notice, such purchase agreement to be on the terms and conditions set forth in the ROFR Notice and otherwise substantially in the form of the contract attached hereto as Exhibit “B” (the “ROFO/ROFR Contract Form”), subject to modification, as appropriate, depending on the property, terms, and structure of the transaction.

(b) Right of First Offer. If any of the Hanover Option Parties decide to sell all or any portion of the Restricted Property, the Hanover Option Parties shall promptly provide written notice to AV Parties of the Hanover Option Parties’ intent to sell said Restricted Property (the “ROFO Notice”, and together with the ROFR Notice, a “ROFO/ROFR Notice”), which ROFO Notice shall specify the terms, conditions and purchase price upon which the Hanover Party desires to sell such Restricted Property. If AV Parties desires to acquire such Restricted Property pursuant to the ROFO Notice, AV Parties shall, within ten (10) days after AV Parties’ receipt of the ROFO Notice, give Hanover Sellers written notice of such effect (the “ROFO Acceptance Notice”, and together with ROFR Acceptance Notice, an “Acceptance Notice”). In the event that AV Parties give a ROFO Acceptance Notice within the specified time period, then the Hanover Option Parties and AV Parties shall cooperate in good faith, to enter into a purchase agreement within thirty (30) days after the giving of such ROFO Acceptance Notice, such purchase agreement to be on the terms and conditions agreed to by the parties and otherwise substantially in the form of the ROFO/ROFR Contract Form, subject to modification, as appropriate, depending on the property, terms, and structure of the transaction.

(c) Conveyance of Properties after Right of First Refusal/Right of First Offer. In the event that AV Parties (a) notifies Hanover Option Parties that it is not interested in acquiring the Restricted Property pursuant to an ROFO/ROFR Notice, or (b) fails to provide an Acceptance Notice within the applicable time period, then the Hanover Option Parties shall be free to convey the Restricted Property in the applicable ROFO/ROFR Notice to any other party or person, provided that the price to sell the same shall be no less than 95% of the price set forth in the applicable ROFO/ROFR Notice and on substantially the same terms and conditions as set forth in the ROFO/ROFR Notice. If, thereafter, (i) any Restricted Property included in the original applicable ROFO/ROFR Notice is not under contract to sell to a third party within six (6) months after delivery of such ROFO/ROFR Notice to the AV Parties and the Hanover Option Parties persists in its desire to sell same, or (ii) the Hanover Option Parties desire to sell any portion of the Restricted Property included in the original applicable ROFO/ROFR Notice at a price that is less than 95% of the price set forth in such original ROFO/ROFR Notice and on substnatialy the same conditions set forth therein, then the Hanover Option Parties shall provide the AV Parties with a second ROFO/ROFR Notice, as applicable, with respect to such Restricted Property and otherwise comply once again with the foregoing provisions in the same manner as provided in this Section 11 provided, however, that with respect to prospective sales following a ROFO/ROFR Notice delivered pursuant this Section 11(c), AV Parties shall deliver its Acceptance Notice to such second ROFO/ROFR Notice within five (5) days after receipt thereof.

(d) Restricted Property. Notwithstanding anything contained herein, it is expressly acknowledge, understood and agreed by the parties that the properties commonly referred to as “Overlook”, “Eagle Pointe”, “Thompson Road”, “Cypress Oaks”, and “Smoak” shall be included within the Restricted Property.

(e) Excluded Properties. Exhibit C sets forth a list of properties currently owned by Hanover Option Parties, together with projects that HLC is currently pursuing (collectively, the “Excluded Properties”), which, to the extent acquired by Hanover Option Parties, shall be deemed Restricted Properties and subject to the provisions of this Section 11 AV Parties covenant not to compete or attempt to acquire the Excluded Properties, including via an affiliate or subsidiary of AV Parties, until such time, if ever, that HLC confirms that such Excluded Properties are no longer being pursued by HLC.

(f) Notwithstanding anything contained herein or in the APA or otherwise, the parties hereto agree and acknowledge that the breach of this Section 11 will cause irreparable damage to AV Parties and upon breach of any provision of this Section 11 AV Parties shall be entitled to any and all remedies at law including injunctive relief, specific performance or other equitable relief; provided, however, that the foregoing remedies shall in no way limit other remedies which AV Parties may have in the event Hanover Option Parties breach this Section 11 including but not limited to the right to actual damages (but not consequential and punitive damages). This Section 11 shall survive Closing.

12. TAKING NECESSARY ACTION; FURTHER ACTION. From and after the Closing Date, each of AV Parties, and Hanover Parties shall, from time to time, at the request of each other and without further consideration do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required to give effect to the intent of this Agreement and the transactions contemplated hereunder. This Section 12 shall survive Closing. Notwithstanding anything contained herein or in the APA or otherwise, the parties hereto agree and acknowledge that the breach of this Section 12 will cause irreparable damage to Hanover Parties and AV Parties and upon breach of any provision of this Section 12, AV Parties and Hanover Parties shall be entitled to any and all remedies at law including injunctive relief, specific performance or other equitable relief.

13. INDEMNIFICATION.

(a) Indemnification by Hanover Sellers. Subject to the terms and conditions of this Section 13, from and after the Closing, Hanover Sellers shall indemnify AV Parties in respect of, and hold AV Parties harmless against, any and all liabilities, damages, losses, claims, demands, fines, fees, interest, penalties, assessments, costs, and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred or suffered by AV Parties, or any Affiliate of AV Parties resulting from, related to, or arising out of:

(i) any breach of a representation or warranty of Hanover Sellers contained in Section 4 of this Agreement (provided that any such claim for Damages shall be limited and enforceable solely against the applicable Hanover Seller); or

(ii) any failure by Hanover Parties to perform any covenant or agreement contained in this Agreement (provided that any such claim for Damages shall be limited and enforceable solely against the applicable Hanover Seller).

(b) Indemnification by AV Parties. Subject to the terms and conditions of this Section 13, from and after the Closing, AV Parties shall indemnify Hanover Parties, in respect of, and hold Hanover Parties harmless against, any and all Damages incurred or suffered by Hanover Parties resulting from, related to, or arising out of:

(i) any breach of a representation or warranty of AV Parties contained in Section 5 of this Agreement; or

(ii) any failure by AV Parties to perform any covenant or agreement contained in this Agreement.

(c) Claims for Indemnification.

(i) Procedure for Claims. A Person entitled to indemnification under this Section 13 (an “Indemnified Party”) wishing to assert a claim for indemnification under this Section 13 (a “Claim”) shall deliver to the Person from whom indemnification is sought (the “Indemnifying Party”) a written notice (a “Claim Notice”) that (i) states in reasonable detail the facts constituting the basis for the Damages claimed, (ii) states the amount (the “Claim Amount”) of any Damages claimed by the Indemnified Party, to the extent then known, (iii) states that the Indemnified Party is entitled to indemnification under this Section 13 and set forth a reasonable explanation of the basis therefor, and (iv) includes a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount, (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”), or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claim Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response (the “Resolution Period”), the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 16(o).

(ii) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to, or arising out of a third-party claim shall be subject to the following additional procedures and provisions. An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit, or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim or demand by a third party. Such notification shall (i) state in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such third-party claim, (ii) state the sections of this Agreement with respect to which indemnification is being claimed for such Damages and that the Indemnified Party if entitled to Indemnification under this Section 13, and (iii) state the amount of the Damage being claimed. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding, or claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of any action, suit, proceeding, or claim that seeks non-monetary relief or criminal penalties without the written consent of the Indemnified Party.

If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding, or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Damages for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one additional counsel for all Indemnified Parties. The party controlling such defense shall (A) keep the other party advised of the status of such action, suit, proceeding, or claim and the defense thereof, (B) provide the other party with reasonable access to all relevant information and documentation relating to the claim and the prosecution or defense thereof, and (C) consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(iii) Treatment of Indemnity Payments. All indemnity payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price paid by AV Parties for any assets acquired in connection herewith, unless otherwise required by Applicable Law.

(iv) Payments by an Indemnifying Party pursuant to this Section 13 in respect of any Damages shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Damages by the Indemnified Party, determined in the reasonable discretion of such Indemnified Party.

(v) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages except arising out of a third-party claim.

(vi) Each Indemnified Party will use its commercially reasonable efforts to mitigate any Damages for which such Indemnified Party is or may become entitled to be indemnified hereunder.

(vii) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(viii) Except as otherwise expressly set forth in this Agreement or in the New Land Contracts or in the documents entered pursuant thereto or in connection with this Agreement, and subject to the limitations set forth herein, this Section 13 shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates from and after the Effective Time with respect to matters set forth in Section 13(a) and 13(b) hereof.

14. SURVIVAL. The representations and warranties of Hanover Sellers and AV Parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the third (3rd) anniversary of the Closing Date (the “Survival Date”), at which time they shall expire. The covenants and other agreements of each party set forth in this Agreement will remain in full force and effect in accordance with their terms. If an indemnification claim under Section 13, as the case may be, is properly asserted in writing prior to the Survival Date or other applicable survival date, then the related representation and warranty, covenant or agreement shall survive until, but only for the purpose of, the resolution of such claim.

15. BROKERS. All parties hereto each warrant and represent to the other that, none of them have entered into any agreement, written or oral, with any person or entity as a result of which any party hereunder will become obligated to pay a finder’s fee or broker’s commission as a result of execution of this Agreement or consummation of the transactions provided for herein. Each party hereto agrees to indemnify and hold the other parties hereto harmless against any liability, loss, cost, damage or expense arising out of, or attributable to, any claim by any person or entity to a finder’s fee or brokerage commission based upon an alleged agreement (written or oral) between such person or entity and such party. The provisions of this Section 15 shall survive the closing and the termination or cancellation of this Agreement.

16. MISCELLANEOUS.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, representatives, successors and assigns of the parties hereto. Except as provided in herein or in the APA, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Florida.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and the signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

(d) Costs. Wherever in this Agreement provision is made for the doing of any act by any person it is understood and agreed that such act shall be done by such person at its own cost and expense unless a contrary intent is expressed.

(e) Construction. Both parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed or any ambiguities within this Agreement resolved against either party hereto.

(f) Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof. No provisions hereof may be modified or amended except by an instrument in writing signed by the party against whom enforcement is sought and then only to the extent set forth in such instrument.

(g) Attorneys’ Fees. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and costs including all fees and costs incurred prior to and at all trial and appellate levels.

(h) Waiver of Jury Trial. Each of party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of parties hereto in the negotiation, administration, performance and enforcement hereof.

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, Assignee may assign all of its rights, interests and obligations to AV Parties or any direct or indirect wholly owned subsidiary of AV Parties without any such consent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(j) Time. Time is of the essence in the performance of each party’s respective obligations hereunder.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(l) Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

(m) Remedies. Any and all remedies herein expressly conferred upon a party or expressly conferred upon a party pursuant to any other agreement, document, or instrument in connection with the transactions contemplated hereunder or delivered in connection herewith, will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties, in addition to all other remedies provided hereunder, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. This provision shall survive Closing.

(n) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail or facsimile, or (iv) the date such notice is actually received by the party for whom it is intended (or, the first Business Day following such receipt if the date of such receipt is not a Business Day), in the case of any other means of transmission (including personal delivery, messenger service or ordinary mail), in each case to the intended recipient as set forth below:

(A) If to AV Parties

AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Scottsdale, Arizona 85253

Attn: Roger A. Cregg

Facsimile: (480) 948-0701

Email: R.Cregg@AVHomesInc.com

with a copy to (which shall not constitute notice):

AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Scottsdale, Arizona 85253

Attn: Dave M. Gomez

Facsimile: (480) 948-0701

Email: D.Gomez@AVHomesInc.com

with a further copy to (which shall not constitute notice):

Akerman, LLP

1 SE 3rd Avenue

25th Floor

Miami, Florida 33131

Attn: Brenda J. Goerks, Esq.

Facsimile: (305) 374-5095

Email: brenda.goerks@akerman.com

with a further copy to (which shall not constitute notice):

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn: Michael A. Stanchfield

Facsimile: 612-766-1600

Email: Mike.Stanchfield@FaegreBD.com

(B) if to Orosz or Hanover Seller:

c/o Hanover Land Company, LLC

2420 South Lakemont Avenue, Suite 450,

Orlando, FL 32814

Attn: Bill Orosz

Facsimile: 407-206-9333

Email: worosz@hcpland.com

with a copy to (in the case of Orosz or Hanover Seller) (which shall not constitute notice):

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attn: Andrew J. Orosz, Esq.

Facsimile: 407-843-4444

Email: andrew.orosz@lowndes-law.com

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

(o) Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Florida in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 16(n). Nothing in this paragraph, however, shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law.

(p) Certain Transactions. Each of the parties to this Agreement acknowledge and agree that the transactions generally known and identified by the parties as “Eagle Pointe” and “Overlook” shall be assigned by Royal Oak to HLC prior to or on even date hereof, and, to the extent successfully acquired by HLC, shall be deemed Restricted Properties. Further, the transactions generally known and identified by the parties as “Hanover Platinum” and “Hanover Reserve” are identified as New Land Contract Properties and are the subject of New Land Contracts, but are pending acquisition by Hanover. In no event shall the failure of Hanover to acquire title to the foregoing projects be deemed a default hereunder or pursuant to the New Land Contracts that are specific to such transactions.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

“HANOVER SELLERS”: HANOVER LAND COMPANY, LLC,
a Florida limited liability company

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

HANOVER ALDEA RESERVE, LLC,
a Florida limited liability company

By:	Hanover Land Company, LLC,
a Florida limited liability company,
its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

HANOVER AVALON RESERVE, LLC,
a Florida limited liability company

By:	Hanover Land Company, LLC,
a Florida limited liability company,
its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

HANOVER BARRINGTON ESTATES, LLC,
a Florida limited liability company

By:	Hanover Land Company, LLC,
a Florida limited liability company,
its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

[SIGNATURE PAGES CONTINUE FOLLOWING PAGE]

HANOVER BLACK LAKE, LLC,
a Florida limited liability company

By:	Hanover Land Company, LLC,
a Florida limited liability company,
its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

HANOVER EMERALD LAKE, LLC, a Florida limited liability company

By:	Hanover Land Company, LLC,
a Florida limited liability company,
its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

HANOVER HAMMOCK TRAILS I, LLC, a Florida limited liability company

By:	Hanover Land Company, LLC,
a Florida limited liability company,
its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

HANOVER MARBELLA, LLC, a Florida limited liability company

By:	Hanover Land Company, LLC,
a Florida limited liability company,
its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

[SIGNATURE PAGES CONTINUE FOLLOWING PAGE]

PINES AT LAKE APOPKA, LLC,
a Florida limited liability company

By:	Cambridge Development, Inc., a Florida corporation, its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

SPRING RIDGE ESTATES, LLC, a Florida limited liability company

By:	Cambridge Development, Inc., a Florida corporation, its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

BLUE LAKE ESTATES, LLC, a Florida limited liability company

By:	Cambridge Development, Inc., a Florida corporation, its Manager

By:	/s/ William S. Orosz, Jr.
William S. Orosz, Jr., President

SOLELY FOR THE PURPOSE OF SECTION 10 AND SECTION 16 HEREOF:

“OROSZ”

/s/ William S. Orosz, Jr.
William S. Orosz, Jr.

[SIGNATURE PAGES CONTINUE FOLLOWING PAGE]

“AV PARTIES”:

AV HOMES, INC., a Delaware corporation

By:	/s/ Roger A. Cregg
Name:Roger A. Cregg
Title:President and Chief Executive Officer
Date:March 13, 2014

AVH ACQUISTION, LLC., a Florida limited liability company

By: AVATAR PROPERTIES INC., a Florida corporation, its sole member

By:	/s/ Roger A. Cregg
Name: Roger A. Cregg
Title: Chairman of the Board and Director
Date: March 13, 2014